Exhibit 99.1

Hologic Announces Financial Results for Third Quarter of Fiscal 2023

– Revenue of $984.4 Million, GAAP Diluted EPS of ($0.16), and Non-GAAP Diluted EPS of $0.93 –

– Total Company Organic Revenue Growth excluding COVID-19 of 18.4% in constant currency --
Each Business Grows Double-Digits –

MARLBOROUGH, Mass.--(BUSINESS WIRE)--July 31, 2023--Hologic, Inc. (Nasdaq: HOLX) announced today the Company’s financial results for the fiscal third quarter ended July 1, 2023.

“Hologic again delivered solid, diversified growth in our fiscal third quarter, excluding the impact of COVID,” said Steve MacMillan, the Company’s chairman, president and chief executive officer. “Our results once again highlight that Hologic’s transformation and post-pandemic performance is durable. Our business is operating from a position of strength, with all of our franchises growing double-digits in the period excluding COVID. As we close out fiscal 2023 and look forward to fiscal 2024, it’s clear we are poised for success and built for the long term.”

Recent Highlights

  Revenue of $984.4 million decreased (1.8%) for the quarter, or (1.6%) in constant currency, primarily driven by lower sales of COVID-19 assays compared to the prior year period, as expected. Revenue, however, exceeded the Company’s prior guidance of $930 to $980 million.
    Excluding COVID-19 revenues, total organic revenue grew 18.1%, or 18.4% on a constant currency basis.
  Diagnostics revenue decreased (21.5%), or (21.3%) in constant currency, primarily driven by lower sales of COVID-19 assays compared to the prior year period.
    Excluding COVID-19 revenues, Diagnostics revenue grew 11.8% on an organic, constant currency basis.
    Molecular Diagnostics revenue declined (30.6%), or (30.4%) in constant currency, primarily driven by lower sales of COVID-19 assays compared to the prior year period.
    Excluding COVID-19 revenues, Molecular Diagnostics revenue grew 12.9% on an organic, constant currency basis.
  Breast Health revenue increased 27.4%, or 27.5% in constant currency, primarily due to higher capital equipment revenue compared to the prior year period, as an improving semiconductor chip supply environment enabled more gantry deliveries.
  Surgical revenue grew 13.9%, or 14.5% in constant currency, primarily driven by strong results from the Company’s hysteroscopic portfolio.
  Cash flow from operations remained very strong in the third quarter at $332.7 million. In addition, the Company repurchased 1.4 million shares of its stock for $114 million in the quarter.
  The Company obtained FDA 510(k) clearance for its Panther Fusion® SARS-CoV-2/Flu A/B/RSV assay. This assay is a molecular diagnostic test that detects and differentiates four of the most prevalent respiratory viruses.

Key financial results for the fiscal third quarter are shown in the table below.

	GAAP				Non-GAAP
	Q3’23	Q3’22	Change Increase (Decrease)	Q3’23	Q3’22	Change Increase (Decrease)
Revenues	$984.4	$1,002.7	(1.8%)	$984.4	$1,002.7	(1.8%)
Gross Margin	37.3%	54.8%	(1,750 bps)	60.8%	63.3%	(250 bps)
Operating Expenses	$366.1	$285.9	28.1%	$313.9	$311.2	0.9%
Operating Margin	0.1%	26.3%	(2,620 bps)	28.9%	32.3%	(340 bps)
Net Margin	(4.1%)	22.8%	(2,690 bps)	23.5%	24.1%	(60 bps)
Diluted EPS	($0.16)	$0.90	(117.8%)	$0.93	$0.95	(2.1%)

Throughout this press release, all dollar figures are in millions, except EPS, unless otherwise noted. Some totals may not foot due to rounding. Unless otherwise noted, all results are compared to the corresponding prior year period. Fiscal 2023 is a 53-week fiscal period and the additional week was included in our fiscal first quarter results. Non-GAAP results exclude certain cash and non-cash items as discussed under “Use of Non-GAAP Financial Measures.” Constant currency percentage changes show current period revenue results as if the foreign exchange rates were the same as those in the prior year period. Our fiscal third quarter organic revenue results exclude the divested Blood Screening business. Revenue from acquired businesses is generally included in organic revenue starting a year after the acquisition.

Revenue Detail

			Increase (Decrease)
$ in millions	Q3’23	Q3’22	Global Reported Change	Global Constant Currency Change	U.S. Reported Change	International Reported Change	International Constant Currency Change
Diagnostics
Cytology and Perinatal	$126.8	$115.9	9.4%	9.9%	7.2%	13.1%	14.6%
Molecular Diagnostics	$302.2	$435.3	(30.6%)	(30.4%)	(21.0%)	(52.7%)	(52.1%)
Blood Screening	$10.7	$8.9	20.2%	20.2%	20.2%	N/A	N/A
Total Diagnostics	$439.7	$560.1	(21.5%)	(21.3%)	(14.7%)	(36.9%)	(36.0%)
Organic Diagnostics ex. COVID-19	$374.2	$335.7	11.5%	11.8%	13.0%	7.2%	8.5%

Breast Health
Breast Imaging	$286.1	$212.2	34.8%	34.9%	33.3%	40.0%	40.5%
Interventional Breast Solutions	$74.2	$70.6	5.1%	5.3%	4.3%	9.2%	9.8%
Total Breast Health	$360.3	$282.8	27.4%	27.5%	25.9%	32.9%	33.5%

GYN Surgical	$157.3	$138.1	13.9%	14.5%	9.6%	32.7%	35.9%

Skeletal Health	$27.1	$21.7	24.9%	25.0%	31.0%	16.2%	16.5%

Total	$984.4	$1,002.7	(1.8%)	(1.6%)	2.1%	(12.6%)	(11.6%)
Organic Revenue (definition above)	$973.7	$993.8	(2.0%)	(1.8%)	1.9%	(12.6%)	(11.6%)
Organic Revenue excluding COVID-19	$918.9	$778.3	18.1%	18.4%	17.6%	19.6%	20.9%

Other Financial Highlights

  U.S. revenue of $750.1 million increased 2.1%. International revenue of $234.3 million decreased (12.6%), or (11.6%) in constant currency.
  GAAP gross margin of 37.3% decreased (1,750) basis points primarily due to the decline in COVID-19 assay sales compared to the prior year period, as well as impairment charges of $179.5 million for intangible assets and equipment acquired in the Mobidiag acquisition and impairment of our ultrasound imaging assets. Non-GAAP gross margin of 60.8% decreased (250) basis points primarily due to the decline in COVID-19 assay sales compared to the prior year period.
  GAAP operating margin of 0.1% decreased (2,620) basis points due to the decline in COVID-19 assay sales compared to the prior year period, as well as impairment charges of $223.8 million for intangible assets and equipment acquired in the Mobidiag acquisition and impairment of our ultrasound imaging assets. Non-GAAP operating margin of 28.9% decreased (340) basis points primarily due to the decline in COVID-19 assay sales compared to the prior year period.
  GAAP net loss of ($40.5) million decreased (117.7%) and includes impairment charges of $223.8 million for intangible assets and equipment acquired in the Mobidiag acquisition and impairment of our ultrasound imaging assets. Non-GAAP net income of $231.3 million decreased (4.2%). GAAP earnings before interest, taxes, depreciation and amortization (EBITDA) was $88.4 million, a decrease of (76.6%). Adjusted EBITDA was $311.9 million, a decrease of (10.5%).
  COVID-19 revenues, which consist of COVID-19 assay revenue of $28.7 million, and other COVID-19 related revenue and revenue from discontinued products of $26.1 million, decreased (74.6%), or (74.4%) in constant currency.
  Total principal debt outstanding at the end of the third quarter was $2.84 billion. The Company ended the quarter with cash and equivalents of $2.77 billion, and a net leverage ratio (net debt over EBITDA) of 0.1 times.
  On a trailing 12-month basis, GAAP Return on Invested Capital (ROIC) was 9.1%. Adjusted ROIC was 14.2%, a decrease of (1,110) basis points compared to the prior year period.

Financial Guidance for the Fourth Quarter and Full-Year Fiscal 2023

“Our fiscal third quarter of 2023 showcased strong financial performance, as we exceeded our previous guidance for revenue and met the high-end of our estimated range for Non-GAAP EPS” said Karleen Oberton, Hologic’s chief financial officer. “We are confident in our ability to continue to execute, and we look forward to closing out the year with a strong fourth quarter.”

Hologic’s financial guidance for the fourth quarter and full year 2023 is shown in the table below. The guidance is based on a full year non-GAAP tax rate of approximately 19.75%, and diluted shares outstanding of approximately 249 million for the full year. Constant currency guidance assumes that foreign exchange rates are the same in fiscal 2023 as in fiscal 2022. Organic revenue guidance is in constant currency and excludes the divested Blood Screening business. Revenue from acquired businesses is generally included in organic revenue guidance starting a year after the acquisition. In fiscal 2023, Bolder is part of organic revenue starting in the fiscal second quarter.

	Current Guidance				Previous Guidance
	Guidance $	Reported % Increase (Decrease)	Constant Currency % Increase (Decrease)	Organic % Increase (Decrease)	Guidance $
Fiscal 2023
Revenue	$3,995 - $4,035	(17.8%) to (17.0%)	(17.1%) to (16.2%)	(17.3%) to (16.5%)	$3,925 - $4,025
GAAP EPS	$2.10 - $2.17	(59.1%) to (57.7%)			$2.91 - $3.11
Non-GAAP EPS	$3.87 - $3.94	(35.7%) to (34.6%)			$3.75 - $3.95

Q4 2023
Revenue	$910 - $950	(4.5%) to (0.3%)	(5.2%) to (1.0%)	(5.1%) to (0.9%)
GAAP EPS	$0.63 - $0.70	34.0% to 48.9%
Non-GAAP EPS	$0.80 - $0.87	(2.4%) to 6.1%

This guidance assumes low double-digit to mid-teens constant currency organic revenue growth ex. COVID-19 for the total Company for the full-year fiscal 2023.

Use of Non-GAAP Financial Measures

The Company has presented the following non-GAAP financial measures in this press release: constant currency revenues; organic revenues; organic revenues excluding COVID-19, non-GAAP gross margin; non-GAAP operating expenses; non-GAAP operating margin; non-GAAP effective tax rate; non-GAAP net income; non-GAAP net margin; non-GAAP EPS; adjusted EBITDA; and adjusted ROIC. Organic revenue for the fiscal third quarter of 2023 excludes the divested Blood Screening business. Revenue from acquired businesses is generally included in organic revenue starting a year after the acquisition. Organic revenue excluding COVID-19 revenues is organic revenue less COVID assay revenue, COVID related sales of instruments, collection kits and ancillaries, COVID related revenue from Diagenode and Mobidiag, as well as COVID related license revenue, and revenues from discontinued products. The Company defines its non-GAAP net income, EPS, and other non-GAAP financial measures to exclude, as applicable: (i) the amortization of intangible assets and impairment of goodwill and intangible assets and equipment; (ii) adjustments to record contingent consideration at fair value; (iii) additional expenses resulting from the purchase accounting adjustment to record inventory at fair value; (iv) restructuring charges, facility closure and consolidation charges (including accelerated depreciation), and costs incurred to integrate acquisitions (including retention, transaction bonuses, legal and professional consulting services); (v) expenses related to the divested Cynosure business incurred subsequent to the disposition date primarily related to indemnification provisions for legal and tax matters; (vi) transaction related expenses for acquisitions; (vii) third-party expenses incurred related to implementing the European MDR/IVDR requirements and obtaining the appropriate approvals for its existing products; (viii) debt extinguishment losses and related transaction costs; (ix) the unrealized (gains) losses on the mark-to-market of foreign currency contracts for which the Company has not elected hedge accounting; (x) litigation settlement charges (benefits) and non-income tax related charges (benefits); (xi) other-than-temporary impairment losses on investments and realized gains and losses resulting from the sale of investments; (xii) the one-time discrete impacts related to internal restructurings and non-operational items; (xiii) other one-time, non-recurring, unusual or infrequent charges, expenses or gains that may not be indicative of the Company's core business results; and (xiv) income taxes related to such adjustments. The Company defines adjusted EBITDA as its non-GAAP net income plus net interest expense, income taxes, and depreciation and amortization expense included in its non-GAAP net income. The Company defines its adjusted ROIC as its non-GAAP operating income tax effected by its non-GAAP effective tax rate divided by the sum of its average net debt and stockholders’ equity, which is adjusted to exclude the effects of goodwill and intangible assets and equipment impairment charges.

These non-GAAP financial measures should be considered supplemental to, and not a substitute for, financial information prepared in accordance with GAAP. The Company's definition of these non-GAAP measures may differ from similarly titled measures used by others.

The non-GAAP financial measures used in this press release adjust for specified items that can be highly variable or difficult to predict. The Company generally uses these non-GAAP financial measures to facilitate management's financial and operational decision-making, including evaluation of Hologic's historical operating results, comparison to competitors' operating results and determination of management incentive compensation. These non-GAAP financial measures reflect an additional way of viewing aspects of the Company's operations that, when viewed with GAAP results and the reconciliations to corresponding GAAP financial measures, may provide a more complete understanding of factors and trends affecting Hologic's business.

Because non-GAAP financial measures exclude the effect of items that will increase or decrease the Company's reported results of operations, management strongly encourages investors to review the Company's consolidated financial statements and publicly filed reports in their entirety. A reconciliation of the non-GAAP financial measures to the most directly comparable GAAP financial measures is included in the tables accompanying this release.

Conference Call and Webcast

Hologic’s management will host a conference call at 4:30 p.m. ET today to discuss its financial results for the third quarter of fiscal 2023. Interested participants may listen to the call by dialing 877-400-0505 (in the U.S. and Canada) or +1 773-305-6865 (for international callers) and referencing access code 3332917. Participants may also click to join. Participants should dial in 5-10 minutes before the call begins. The Company will also provide a live and replay webcast of the call at. The replay of the call will be available approximately two hours after the call ends through Monday, August 28, 2023.

About Hologic, Inc.

Hologic, Inc. is an innovative medical technology company primarily focused on improving women's health and well-being through early detection and treatment. For more information on Hologic, visit www.hologic.com.

Hologic and associated logos are trademarks and/or registered trademarks of Hologic, Inc. and/or its subsidiaries in the United States and/or other countries.

Forward-Looking Statements

This news release contains forward-looking information that involves risks and uncertainties, including statements about the Company’s plans, objectives, expectations and intentions. Such statements include, without limitation: financial or other information based upon or otherwise incorporating judgments or estimates relating to future performance, events or expectations; the Company’s strategies, positioning, resources, capabilities, and expectations for future performance; and the Company's outlook and financial and other guidance. These forward-looking statements are based upon assumptions made by the Company as of the date hereof and are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those anticipated.

Risks and uncertainties that could adversely affect the Company’s business and prospects, and otherwise cause actual results to differ materially from those anticipated, include without limitation: the ongoing and possible future effects of global challenges, including macroeconomic uncertainties, the war in Ukraine, other economic disruptions and U.S. and global recession concerns, on the Company’s customers and suppliers and on the Company’s business, financial condition, results of operations and cash flows and the Company’s ability to draw down its revolver; the effect of the worldwide political and social uncertainty and divisions, including the impact on trade regulation and tariffs, that may adversely impact the cost and sale of the Company’s products in certain countries, or increase the costs the Company may incur to purchase materials, parts and equipment from its suppliers; the ongoing and possible future effects of supply chain constraints, including the availability of critical raw materials and components, including semiconductor chips, as well as cost inflation in materials, packaging and transportation; the possibility of interruptions or delays at the Company’s manufacturing facilities, or the failure to secure alternative suppliers if any of the Company’s sole source third-party manufacturers fail to supply the Company; the development of new competitive technologies and products and competition; the Company’s ability to predict accurately the demand for its products, and products under development and to develop strategies to address markets successfully; continued demand for the Company’s COVID-19 assays; the timing, scope and effect of further U.S. and international governmental, regulatory, fiscal, monetary and public health responses to the COVID-19 pandemic and any future public health crises; potential cybersecurity threats and targeted computer crime; the ability to execute acquisitions and the impact and anticipated benefits of completed acquisitions and acquisitions the Company may complete in the future; the ability to consolidate certain of the Company’s manufacturing and other operations on a timely basis and within budget, without disrupting its business and to achieve anticipated cost synergies related to such actions; the ability of the Company to successfully manage leadership and organizational changes, including the ability of the Company to attract, motivate and retain key employees and maintain engagement and efficiency in remote work environments; the ability to obtain regulatory approvals and clearances for the Company’s products, including the implementation of the European Union Medical Device Regulations, and to maintain compliance with complex and evolving regulations; the Company’s reliance on third-party reimbursement policies to support the sales and market acceptance of its products, including the possible adverse impact of government regulation and changes in the availability and amount of reimbursement and uncertainties for new products or product enhancements; changes to applicable laws and regulations, including tax laws, global health care reform, and import/export trade laws; changes in guidelines, recommendations and studies published by various organizations that could affect the use of the Company’s products; uncertainties inherent in the development of new products and the enhancement of existing products, including FDA approval and/or clearance and other regulatory risks, technical risks, cost overruns and delays; the risk that products may contain undetected errors or defects or otherwise not perform as anticipated; risks associated with strategic alliances and the ability of the Company to realize anticipated benefits of those alliances; the risks of conducting business internationally; the risk of adverse exchange rate fluctuations on the Company’s international activities and businesses; the early stage of market development for certain of the Company’s products; the Company’s leverage risks, including the Company’s obligation to meet payment obligations and financial covenants associated with its debt; risks related to the use and protection of intellectual property; expenses, uncertainties and potential liabilities relating to litigation, including, without limitation, commercial, intellectual property, employment and product liability litigation; and technical innovations that could render products marketed or under development by the Company obsolete.

The risks included above are not exhaustive. Other factors that could adversely affect the Company's business and prospects are described in the filings made by the Company with the SEC, including its most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statements presented herein to reflect any change in expectations or any change in events, conditions or circumstances on which any such statements are based.

SOURCE: Hologic, Inc.

HOLOGIC, INC. CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited) (In millions, except number of shares, which are reflected in thousands, and per share data)

	Three Months Ended		Nine Months Ended
	July 1, 2023	June 25, 2022	July 1, 2023	June 25, 2022

Revenues:
Product	$799.1	$837.1	$2,522.9	$3,408.7
Service and other	185.3	165.6	562.2	500.9
Total revenues	984.4	1,002.7	3,085.1	3,909.6

Cost of revenues:
Product	291.0	266.3	879.3	907.0
Amortization of acquired intangible assets	51.6	75.9	159.3	223.1
Impairment of intangible assets and equipment	179.5	9.2	179.5	9.2
Service and other	94.8	101.5	295.8	287.6

Gross profit	367.5	549.8	1,571.2	2,482.7

Operating expenses:
Research and development	72.6	65.1	221.4	207.4
Selling and marketing	149.8	152.3	455.7	471.0
General and administrative	90.2	91.9	299.5	310.5
Amortization of acquired intangible assets	7.1	11.2	21.9	33.2
Impairment of intangible assets and equipment	44.3	—	44.3	—
Contingent consideration fair value adjustments	—	(35.4)	(12.4)	(39.5)
Restructuring charges	2.1	0.8	4.9	0.8
Total operating expenses	366.1	285.9	1,035.3	983.4

Income from operations	1.4	263.9	535.9	1,499.3
Interest income	32.5	2.4	84.6	3.6
Interest expense	(27.7)	(22.7)	(83.0)	(71.0)
Debt extinguishment loss	—	—	—	(0.7)
Other income (expense), net	5.9	4.8	(7.0)	13.6

Income before income taxes	12.1	248.4	530.5	1,444.8
Provision for income taxes	52.6	20.0	165.1	261.5

Net income (loss)	$(40.5)	$228.4	$365.4	$1,183.3

Net income (loss) per common share:
Basic	$(0.16)	$0.91	$1.48	$4.70
Diluted	$(0.16)	$0.90	$1.47	$4.65

Weighted average number of shares outstanding:
Basic	246,908	250,756	247,319	251,943
Diluted	246,908	253,093	249,393	254,273

HOLOGIC, INC. CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited) (In millions)

	July 1, 2023	September 24, 2022
ASSETS

Current assets:
Cash and cash equivalents	$2,765.0	$2,339.5
Accounts receivable, net	686.8	617.6
Inventories	680.1	623.7
Other current assets	207.4	281.2
Total current assets	4,339.3	3,862.0

Property, plant and equipment, net	493.3	481.6
Goodwill and intangible assets	4,238.3	4,517.1
Other assets	267.0	210.5
Total assets	$9,337.9	$9,071.2

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Current portion of long-term debt	$31.8	$15.0
Accounts payable and accrued liabilities	716.6	736.2
Deferred revenue	232.9	186.5
Total current liabilities	981.3	937.7

Long-term debt, net of current portion	2,789.3	2,808.4
Deferred income taxes	19.4	90.8
Other long-term liabilities	365.9	358.1
Total stockholders' equity	5,182.0	4,876.2
Total liabilities and stockholders’ equity	$9,337.9	$9,071.2

HOLOGIC, INC. CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited) (In millions)

	Nine Months Ended
	July 1, 2023	June 25, 2022
OPERATING ACTIVITIES
Net income	$365.4	$1,183.3
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	66.7	67.2
Amortization of acquired intangibles	181.2	256.3
Stock-based compensation expense	60.6	51.8
Deferred income taxes	(100.2)	(60.2)
Intangible assets and equipment impairment charges	223.8	9.2
Contingent consideration fair value adjustments	(12.4)	(39.5)
Other adjustments and non-cash items	30.6	37.0
Changes in operating assets and liabilities, excluding the effect of acquisitions:
Accounts receivable	(51.0)	193.9
Inventories	(48.5)	(86.8)
Prepaid income taxes	15.3	(10.5)
Prepaid expenses and other assets	24.6	378.3
Accounts payable	(20.3)	2.5
Accrued expenses and other liabilities	10.7	(23.0)
Deferred revenue	46.0	(2.4)
Net cash provided by operating activities	792.5	1,957.1
INVESTING ACTIVITIES
Acquisition of business, net of cash acquired	(1.8)	(158.6)
Capital expenditures	(55.5)	(50.8)
Proceeds from the Department of Defense	20.5	75.0
Increase in equipment under customer usage agreements	(42.2)	(44.8)
Purchase of equity investment	(10.0)	—
Other activity	(7.1)	5.0
Net cash used in investing activities	(96.1)	(174.2)
FINANCING ACTIVITIES
Proceeds from long-term debt, net of issuance costs	—	1,491.2
Repayments of long-term debt	(11.3)	(1,387.5)
Repayment under accounts receivable securitization agreement	—	(248.5)
Payment of contingent consideration	(7.6)	(12.2)
Payment of deferred acquisition consideration	(0.8)	—
Repayment of acquired long-term debt	—	(63.7)
Repurchases of common stock	(263.6)	(367.0)
Proceeds from issuance of common stock pursuant to employee stock plans	37.7	26.9
Payment of minimum tax withholdings on net share settlements of equity awards	(23.7)	(22.6)
Payments under finance lease obligations	(3.3)	(2.8)
Net cash used in financing activities	(272.6)	(586.2)
Effect of exchange rate changes on cash and cash equivalents	1.7	8.3
Net increase in cash and cash equivalents	425.5	1,205.0
Cash and cash equivalents, beginning of period	2,339.5	1,170.3
Cash and cash equivalents, end of period	$2,765.0	$2,375.3

HOLOGIC, INC. RECONCILIATION OF GAAP TO NON-GAAP RESULTS (Unaudited) (In millions, except earnings per share and margin percentages)

Reconciliation of GAAP Revenue to Organic Revenue

	Three Months Ended		Nine Months Ended
	July 1, 2023	June 25, 2022	July 1, 2023	June 25, 2022
Consolidated GAAP Revenue	$984.4	$1,002.7	$3,085.1	$3,909.6
Less: Blood Screening revenue	(10.7)	(8.9)	(28.5)	(24.5)
Less: Revenue from Acquisitions*	—	—	(4.4)	(0.7)
Organic Revenue	$973.7	$993.8	$3,052.2	$3,884.4
Less: COVID19 Assays	(28.7)	(172.9)	$(226.8)	$(1,279.8)
Less: COVID19 Related Revenue **	(25.8)	(41.5)	(88.6)	(192.3)
Less: Discontinued Product Revenue	(0.3)	(1.1)	(2.9)	(5.6)
Organic Revenue excluding COVID-19	$918.9	$778.3	$2,733.9	$2,406.7

*Represents revenue from acquisitions until a transaction annualizes and becomes organic. In the year following when a transaction annualizes, the acquisitions' revenue is not excluded from the prior year revenue amount as the acquisition's results are in both periods.

**Revenues estimated to be related to COVID assay sales for instruments, collection kits and ancillaries.

	Three Months Ended		Nine Months Ended
	July 1, 2023	June 25, 2022	July 1, 2023	June 25, 2022

Gross Profit:
GAAP gross profit	$367.5	$549.8	$1,571.2	$2,482.7
Adjustments:
Amortization of acquired intangible assets (1)	51.6	75.9	159.3	223.1
Impairment of intangible assets and equipment (15)	179.5	9.2	179.5	9.2
Integration/consolidation costs (7)	(0.2)	0.1	(0.1)	0.1
Non-GAAP gross profit	598.4	635.0	1,909.9	2,715.1

Gross Margin Percentage:
GAAP gross margin percentage	37.3%	54.8%	50.9%	63.5%
Impact of adjustments above	23.5%	8.5%	11.0%	5.9%
Non-GAAP gross margin percentage	60.8%	63.3%	61.9%	69.4%

Operating Expenses:
GAAP operating expenses	$366.1	$285.9	$1,035.3	$983.4
Adjustments:
Amortization of acquired intangible assets (1)	(7.1)	(11.2)	(21.9)	(33.2)
Impairment of intangible assets and equipment (15)	(44.3)	—	(44.3)	—
Transaction expenses (2)	—	(0.4)	(0.3)	(1.3)
MDR expenses (8)	(0.2)	(1.8)	(1.3)	(5.6)
Legal related settlements (10)	1.0	—	(1.3)	—
Contingent consideration adjustments (5)	—	35.4	12.4	39.5
Integration/consolidation costs (7)	—	(1.1)	(0.5)	(4.4)
Restructuring charges (7)	(2.1)	(0.8)	(4.9)	(0.8)
Non-income tax charges (benefit), net (6)	0.5	5.2	(2.9)	5.7
Non-GAAP operating expenses	$313.9	$311.2	$970.3	$983.3

Operating Margin:
GAAP income from operations	$1.4	$263.9	$535.9	$1,499.3
Adjustments to gross profit as detailed above	230.9	85.2	338.7	232.4
Adjustments to operating expenses as detailed above	52.2	(25.3)	65.0	0.1
Non-GAAP income from operations	$284.5	$323.8	$939.6	$1,731.8

Operating Margin Percentage:
GAAP income from operations margin percentage	0.1%	26.3%	17.4%	38.3%
Impact of adjustments above	28.8%	6.0%	13.1%	6.0%
Non-GAAP operating margin percentage	28.9%	32.3%	30.5%	44.3%
Pre-Tax Income:
GAAP pre-tax income	$12.1	$248.4	$530.5	$1,444.8
Adjustments to pre-tax earnings as detailed above	283.1	59.9	403.7	232.5
Debt extinguishment loss (4)	—	—	—	0.7
Debt transaction costs (12)	—	—	—	1.8
Equity method investment write-off (3)	—	—	—	4.3
Gain on life insurance proceeds (13)	—	—	—	(2.3)
Other (16)	—	(0.4)	—	(0.4)
Unrealized (gains) losses on foreign currency contracts (9)	(0.9)	(2.2)	19.0	(10.0)
Non-GAAP pre-tax income	$294.3	$305.7	$953.2	$1,671.4

Net Income (loss):
GAAP net income (loss)	$(40.5)	$228.4	$365.4	$1,183.3
Adjustments:
Amortization of acquired intangible assets (1)	58.7	87.1	181.2	256.3
Restructuring and integration/consolidation costs (7)	1.9	2.0	5.5	5.3
MDR expenses (8)	0.2	1.8	1.3	5.6
Impairment of intangible assets and equipment (15)	223.8	9.2	223.8	9.2
Legal related settlements (10)	(1.0)	—	1.3	—
Transaction expenses (2)	—	0.4	0.3	1.3
Contingent consideration adjustments (5)	—	(35.4)	(12.4)	(39.5)
Debt extinguishment loss and transaction costs (4) (12)	—	—	—	2.5
Non-income tax charges (benefit), net (6)	(0.5)	(5.2)	2.9	(5.7)
Non-operating charges (benefit) (3) (9) (13) (16)	(0.9)	(2.6)	19.0	(8.4)
Income tax related items (11)	42.7	(38.4)	62.3	(43.3)
Income tax effect of reconciling items (14)	(53.1)	(5.8)	(85.7)	(46.2)
Non-GAAP net income	$231.3	$241.5	$764.9	$1,320.4

Net Income (Loss) Percentage:
GAAP net income (loss) percentage	(4.1)%	22.8%	11.8%	30.3%
Impact of adjustments above	27.6%	1.3%	13.0%	3.5%
Non-GAAP net income percentage	23.5%	24.1%	24.8%	33.8%

Earnings (Loss) Per Share:
GAAP earnings (loss) per share - Diluted	$(0.16)	$0.90	$1.47	$4.65
Adjustment to net income (loss) (as detailed above)	1.09	0.05	1.60	0.54
Non-GAAP earnings per share – diluted (17)	$0.93	$0.95	$3.07	$5.19

EBITDA:
GAAP net income (loss)	$(40.5)	$228.4	$365.4	$1,183.3
Interest (income) expense, net	(4.8)	20.3	(1.6)	65.6
Provision for income taxes	52.6	20.0	165.1	261.5
Depreciation expense	22.4	22.3	66.7	67.2
Amortization expense	58.7	87.1	181.2	256.3
GAAP EBITDA	$88.4	$378.1	$776.8	$1,833.9
Adjustments to net income (loss), detailed above except amortization expense	223.5	(29.8)	241.5	(29.7)
Adjusted EBITDA	$311.9	$348.3	$1,018.3	$1,804.2

Explanatory Notes to Reconciliations:
(1)	To reflect non-cash expenses attributable to the amortization of acquired intangible assets.
(2)

To reflect expenses with third parties related to acquisitions prior to when such transactions are completed. These expenses primarily comprise broker fees, legal fees, and consulting and due diligence fees.

(3)	To write off an equity method investment acquired in the Mobidiag acquisition.
(4)	To reflect a debt extinguishment loss from refinancing the Credit Agreement in first quarter of fiscal 2022.
(5)

To reflect adjustments in fiscal 2023 and fiscal 2022 to the estimated contingent consideration liability related to the Acessa Health acquisition, which is payable upon meeting defined revenue growth metrics.

(6)	To reflect the net impact of establishing a non-income tax loss contingency related to prior years and the settlement of a prior year non-income tax audit.
(7)

To reflect restructuring charges, and certain costs associated with the Company’s integration and facility consolidation plans, which primarily include retention and transfer costs, as well as costs incurred to integrate acquisitions, including consulting, legal, tax and accounting fees. In addition, this category includes additional expenses incurred in fiscal 2022 related to the Cynosure disposition and settlements of litigation and indemnification provisions for legal and tax matters that existed as of the date of disposition.

(8)

To reflect the exclusion of third party expenses incurred to obtain compliance with the European Medical Device Regulation requirement for the Company's existing products for which it already has FDA approval and/or CE mark.

(9)	To reflect non-cash unrealized gains and losses on the mark-to market on outstanding forward foreign currency contracts, which have not been designated for hedge accounting.
(10)	To reflect net charges and benefits from legal related settlements.
(11)

To reflect the net impact of income tax reserve releases from the statute of limitations expiration, non-recurring income tax charges and benefits, and interest related to prior years’ income tax reserves.

(12)	To reflect the amount of debt issuance costs recorded directly to interest expense as a result of refinancing the Credit Agreement in first quarter of fiscal 2022.
(13)	To reflect a gain on life insurance proceeds received during the second quarter of fiscal 2022.
(14)

To reflect an estimated annual effective tax rate of 19.75% for fiscal 2023 and 21.0% for fiscal 2022 to tax effect Non-GAAP reconciling items, which is based on the effective tax rate in the jurisdiction to which the adjustment relates.

(15)

To reflect impairment charges for intangible assets and equipment acquired in the Mobidiag acquisition and impairment of our ultrasound imaging assets during the third quarter of fiscal 2023 and charges related to the Faxitron acquisition recorded in fiscal 2022, respectively.

(16)	To reflect other non-operating gains in fiscal 2022.
(17)

Non-GAAP earnings per share was calculated based on 249,107 and 249,393 weighted average diluted shares outstanding for the three and nine months ended July 1, 2023, respectively, and 253,093 and 254,273 for the three and nine months ended June 25, 2022, respectively.

Reconciliation of GAAP to non-GAAP EPS Guidance:

	Guidance Range		Guidance Range
	Quarter Ending September 30, 2023		Year Ending September 30, 2023
	Low	High	Low	High
GAAP Net Income Per Share	$0.63	$0.70	$2.10	$2.17
Amortization of acquired intangible assets	0.21	0.21	0.93	0.93
Impairment of intangible assets and equipment	-	-	0.90	0.90
Restructuring, Integration and Other charges	0.01	0.01	0.06	0.06
Contingent Consideration Fair Value Adjustment	-	-	(0.05)	(0.05)
Non-operating charges	-	-	0.08	0.08
Other tax items	-	-	0.25	0.25
Tax Impact of Exclusions	(0.05)	(0.05)	(0.40)	(0.40)
Non-GAAP Net Income Per Share	$0.80	$0.87	$3.87	$3.94
	Trailing Twelve Months Ended July 1, 2023
Return on Invested Capital:	GAAP ROIC	Adjustments	Adjusted ROIC

Adjusted Net Operating Profit After Tax
Net Income	$484.1	$488.4	$972.5
Plus:
Provision for income taxes	189.8	53.6	243.4
Interest expense	107.1	—	107.1
Other income	(104.2)	(13.4)	(117.6)
Adjusted net operating profit before tax	$676.8	$528.6	$1,205.4
Effective tax rate (1)	28.2%	9.5%	20.0%
Adjusted net operating profit after tax	$485.8	$478.3	$964.1

Average Net Debt plus Average Stockholders' Equity (2)
Average total debt	$2,821.6	$—	$2,821.6
Less: Average cash and cash equivalents	(2,570.1)	—	(2,570.1)
Average net debt	$251.5	$—	$251.5
Average stockholders' equity (3)	5,090.0	1,460.8	6,550.8
Average net debt plus average stockholders' equity	$5,341.5	$1,460.8	$6,802.3

Return on Invested Capital	9.1%		14.2%
(1) ROIC is presented on a TTM basis and the tax rate for the TTM period is based on the average of each quarterly effective tax rate.
(2) Calculated using the average of the balances as of July 1, 2023 and June 25, 2022.

(3) For Adjusted ROIC, stockholder's equity is adjusted (increased) to eliminate the effect of the impairment of intangible assets of $32.2 million in fiscal 2014, the impairment of goodwill of $685.7 million and an IPR&D asset of $46.0 million in fiscal 2018, the impairment of intangible assets and equipment of $685.4 million in fiscal 2019 and the impairment of intangible assets and equipment of $30.2 million in fiscal 2020, the impairment of acquired intangible assets of $45.1 million in fiscal 2022 and the impairment of intangible assets and equipment of $223.8 in fiscal 2023. The impact of the intangible asset impairment charges is reflected net of tax.

	As of July 1, 2023

	GAAP Net Leverage Ratio:	Adjusted Net Leverage Ratio:

Total principal debt	$2,838.8	$2,838.8
Total cash	(2,765.0)	(2,765.0)
Net principal debt	$73.8	$73.8
EBITDA for the last four quarters	$1,041.5	$1,317.8
Net Leverage Ratio	0.07	0.06

Other Supplemental Information:
	Three Months Ended		Nine Months Ended
	July 1, 2023	June 25, 2022	July 1, 2023	June 25, 2022

Geographic Revenues
U.S.	76.2%	73.3%	75.9%	70.1%
Europe	13.1%	16.4%	13.9%	19.2%
Asia-Pacific	6.4%	7.1%	6.2%	7.7%
Rest of World	4.3%	3.2%	4.0%	3.0%
Total Revenues	100.0%	100.0%	100.0%	100.0%

Contacts

Ryan Simon
Vice President, Investor Relations
Ryan.Simon@hologic.com
(858) 410-8514

Francis Pruell
Senior Director, Investor Relations
Francis.Pruell@hologic.com
(508) 263-8628